Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

For Immediate Release

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-395-2215
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

INFOSONICS CORPORATION ANNOUNCES $14.4 MILLION

EQUITY PRIVATE PLACEMENT

SAN DIEGO, CA, January 30, 2006- InfoSonics Corporation (AMEX: IFO), one of the largest distributors of wireless handsets in the United States and Latin America, today announced that it has entered into definitive purchase agreements with several institutional investors with respect to the private placement of 1,100,000 shares of its common stock for $14.4 million in a private placement to institutional investors at a purchase price of $13.10 per share.  The net proceeds to the Company will be approximately $13.5 million.  The purchasers also received warrants to purchase an additional 330,000 shares of common stock from the Company at a purchase price of $18.38 per share.  Closing of the transaction is subject to approval of the listing of the shares by the American Stock Exchange.  SG Cowen & Co., LLC acted as the lead placement agent for this transaction.

The net proceeds to the Company will be used for potential business opportunities, such as vendor, customer and geographic expansion, particularly in Central and South America.  In addition, the net proceeds are anticipated to be used for any increases in working capital requirements and inventory, and also for debt reduction, which would result in reduced interest expense.

The securities sold in this private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the transaction, the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission within thirty days for purposes of registering the resale of all of the common stock issued in the private placement. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of InfoSonics Corporation securities under the resale registration statement will be made only by means of a prospectus.

About InfoSonics Corporation

InfoSonics is one of the largest distributors of wireless handsets and accessories in the United States and Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.  Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers ,our ability to increase customers in new and existing geographic areas,  our ability to maintain commercially feasible margins given significant competition, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2004 and our Forms 10-Q for the quarter ended September 30, 2005 and prior periods.